UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2012 (August 27, 2012)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2012, Alnylam Pharmaceuticals, Inc. (the “Company”) and Monsanto Company (“Monsanto”), entered into a License and Collaboration Agreement (the “Monsanto Agreement”) pursuant to which the Company has granted to Monsanto a worldwide, exclusive, royalty bearing right and license, including the right to grant sublicenses, to the Company’s RNAi platform technology and intellectual property controlled by the Company as of the date of the Monsanto Agreement or during the 30 months thereafter, in the field of agriculture. The Monsanto Agreement also includes the transfer of technology from the Company to Monsanto and a collaborative research project. Under the Monsanto Agreement, Monsanto will be the Company’s exclusive collaborator in the agriculture field for a ten-year period.

In consideration for the rights granted to Monsanto under the Monsanto Agreement, Monsanto is required to pay to the Company $29.2 million in upfront cash payments. Monsanto is also required to make near-term milestone payments to the Company upon the achievement of specified technology transfer and patent-related milestones. The Company is also entitled to receive additional funding for collaborative research efforts. In addition, Monsanto is required to pay to the Company a percentage of specified fees from certain sublicense agreements Monsanto may enter into that include access to the Company’s intellectual property, as well as low single-digit royalty payments on worldwide, net sales by Monsanto, its affiliates and sublicensees of certain Licensed Products (as defined in the Monsanto Agreement), if any.

The term of the Monsanto Agreement generally ends upon the expiration of the last-to-expire patent licensed under the agreement. The Company estimates that its fundamental RNAi patents licensed under the Monsanto Agreement will expire both in and outside the United States generally between 2016 and 2025, subject to any potential patent term extensions and/or supplemental protection certificates extending such term extensions in countries where such extensions may become available. After the first anniversary of the effective date, Monsanto may terminate the Monsanto Agreement in its entirety upon 30-days’ prior written notice to the Company, provided, however, that Monsanto is required to continue to make royalty payments to the Company if any royalties were payable on net sales of a Licensed Product during the previous 24 months. The Monsanto Agreement may also be terminated by either party in the event the other party fails to cure a material breach under the Monsanto Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: August 28, 2012	By:	/s/ Michael P. Mason
Michael P. Mason Vice President, Finance and Treasurer